UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2015

SOLAR3D, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49805	01-0592299
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

26 West Mission Avenue #8 Santa Barbara, CA	93101
(Address of Principal Executive Offices)	(Zip Code)

(805) 690-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

On January 9, 2014, Solar3D, Inc. (the “Company”) filed, with the Secretary of State of the State of Delaware, a Certificate of Designation (the “COD”) authorizing a new series of Series A Preferred Stock (the “Series A Preferred”).

The COD authorized 4,400 shares of Series A Preferred stock. Each share of Series A Preferred shall be: (i) automatically redeemed and converted, by the Company, upon the listing of the Company’s common stock on the NASDAQ Capital Market, or (ii) converted, at the option of the holder of such share of Series A Preferred, at any time, into one share of the Company’s common stock. Holders of the Series A Preferred are entitled to vote on all matters submitted to the Company’s stockholders and are entitled to such number of votes as is equal to the number of shares of Series A Preferred stock such holder owns multiplied by 100,000. The holders of Series A Preferred stock are not entitled to any dividends declared by the Company nor do such holders have any liquidation preferences or any other asset distribution rights as it relates to the Company.

Also on January 9, 2015, the Company issued 4,400 shares of Series A Preferred stock to James B. Nelson, the Company’s current Chief Executive Officer, Director, President and interim Chief Financial Officer.

Item 5.02  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.02 is incorporated by reference herein.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.02 is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number                                Description
3.1                                                      Certificate of Designation of Series A Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOLAR3D, INC.

Date: January 13, 2015	By:	/s/ James B. Nelson
Name: James B. Nelson
Title: Chief Executive Officer